Exhibit 10.3

AMENDMENT OF GUARANTY

THIS AMENDMENT OF GUARANTY (this “Instrument”), dated as of June 28, 2013, is between CARBON NATURAL GAS COMPANY, a Delaware corporation (“Guarantor”), and BOKF, NA, a national banking association, dba BANK OF OKLAHOMA (“BOK”).

RECITALS

A.           Guarantor executed and delivered to BOK a Guaranty dated as of June 10, 2011 (the “Guaranty”), pursuant to which Guarantor guarantied the payment and performance of certain obligations owed to BOK by Nytis Exploration Company LLC (“Borrower”).

B.           Guarantor and BOK desire that the Guaranty be amended as set forth herein.

AMENDMENT

IN CONSIDERATION of the sum of ten dollars ($10.00) in hand paid by BOK to Borrower and of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree that the Guaranty shall be, and is hereby, amended by inserting the following new Section 13 immediately after Section 12 on page 4 of the Guaranty:

14. Keepwell. If Guarantor is a Qualified ECP Guarantor (as defined in the Credit Agreement), Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor (as defined in the Credit Agreement) to honor all of its obligations under its Guaranty (as defined in the Credit Agreement) in respect of Swap Obligations (as defined in the Credit Agreement); provided, however, that Guarantor, in its capacity as a Qualified ECP Guarantor, shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Guaranty, as it relates to such other Guarantor (as defined in the Credit Agreement), voidable under applicable law relating to fraudulent conveyances or fraudulent transfers, and not for any greater amount. The obligations of Guarantor as a Qualified ECP Guarantor under this Section shall remain in full force and effect until discharged by the release of this Guaranty. Guarantor intends that this Section shall be deemed to constitute, a “keepwell, support or other agreement” for the benefit of each other Guarantor (as defined in the Credit Agreement) for all purposes of Section la(18)(A)(v)(II) of the Commodity Exchange Act (as defined in the Credit Agreement).

MISCELLANEOUS

This Instrument shall bind and inure to the benefit of the respective successors and assigns of Guarantor and BOK. Guarantor hereby ratifies, confirms and adopts the Guaranty, as amended hereby.

EXECUTED as of the date first above written.

CARBON NATURAL GAS COMPANY

By:	/s/ Kevin D. Struzeski
Kevin D. Struzeski, Treasurer

BOKF, NA dba BANK OF OKLAHOMA

By:	/s/ Thomas M. Foncannon
Thomas M. Foncannon, Senior Vice President